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                                                              Exhibit 99.(4)(c)
                         UBS RMA MONEY MARKET PORTFOLIO
                      (A SERIES OF UBS RMA MONEY FUND INC.)


                                                    Effective as of July 1, 2005


UBS Financial Services Inc.
1285 Avenue of the Americas
New York, New York  10019-6028

Re: Fee Waiver Agreement

Ladies and Gentlemen:

     1. UBS RMA Money Market Portfolio (the "Portfolio") is a series of UBS RMA Money Fund Inc., a Maryland corporation (the "Fund"). UBS Financial Services Inc. ("you") serves as investment advisor and administrator to the Portfolio pursuant to an Investment Advisory and Administration Contract dated as of March 23, 1989 (the "Advisory Contract").

     2. You hereby agree that you will waive compensation otherwise payable to you under Section 8(a)(i) of the Advisory Contract so that the fee rate is reduced from an annual rate of 0.50% of average daily net assets to an annual rate calculated in accordance with the following fee schedule:

AVERAGE DAILY NET ASSETS                                         ANNUAL RATE
Up to $1 billion                                                    0.50%
In excess of $1 billion up to $1.5 billion                          0.44%
Over $1.5 billion                                                   0.36%

     3. This fee waiver supersedes the prior fee waiver in effect since August 1, 2004.

     4. You further agree that you will cap the Fund's aggregate management fee payable under the Advisory contract and the service fees payable under the Portfolio's Shareholder Services Plan so that the total of these two expenses does not exceed 0.50% of the Portfolio's average daily net assets. In the event that the Portfolio's asset levels decrease precipitously, thus putting upward pressure on the effective management fee under the breakpoint schedule

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above, you will cap the fee payable under the Advisory Contract to the extent necessary to ensure that the effective management fee rate remains at 0.375%.

     5. This Agreement and the fee waiver contemplated hereby shall become effective as of July 1, 2005, and shall continue in effect unless it is terminated by a vote of a majority of those directors of the Fund who are not parties to the Advisory Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such termination, and
(ii) by the Fund's board or by vote of a majority of the outstanding voting securities of the Fund.

     6. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this fee waiver agreement shall be in writing and signed by the parties hereto.

     If you are in agreement with the foregoing, please sign the form of acceptance below and return the same to us.

Very truly yours,



UBS RMA MONEY FUND INC. on behalf of its

UBS RMA MONEY MARKET PORTFOLIO

By: /s/ Keith A. Weller
    --------------------------

Title:  Vice President and
        Assistant Secretary
        ----------------------

By: /s/ James Capezzutto
    --------------------------

Title: Vice President and
       Assistant Secretary
       -----------------------

                                    Accepted and agreed to by:

                                    UBS FINANCIAL SERVICES INC.

                                    By: /s/ Peter W.Stanton
                                        -------------------

                                    Title: Vice President
                                           Director of Banking and Transactional
                                           Solutions
                                           -------------------------------------

                                    By: /s/ James D. Price
                                        ----------------------------------------
                                        Director of Investment and Marketing
                                        Solutions
                                        ----------------------------------------